Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Aaron Palash	Spencer Hoffman
(212) 355-4449 ext. 8603	(212) 355-4449 ext. 8928
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

SECOND QUARTER OF FISCAL YEAR 2024 FINANCIAL RESULTS

Roanoke, Va., June 10, 2024 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its second quarter ended April 30, 2024.

Second Quarter 2024 Financial Results

Consolidated net sales for the second quarter of fiscal year 2024 were $16.1 million, a decrease of 17.9% compared to net sales of $19.6 million for the same period in the prior year. OCC experienced decreases in both its enterprise and specialty markets, including the wireless carrier market, in the second quarter of fiscal 2024, compared to the same period last year. OCC believes this is consistent with current weakness across the Company’s industry and in certain of the Company’s target markets.

The Company’s net sales during the comparable second quarter of fiscal year 2023 positively benefited from a higher-than-typical sales order backlog/forward load of more than $11.0 million at the end of the first quarter of fiscal year 2023, whereas sales order backlog/forward load at the end of the first quarter of fiscal year 2024 had returned to more normal levels at approximately $5.0 million. At the end of the second quarter of fiscal year 2024, sales order backlog/forward load was $5.6 million.

Sequentially, the Company’s net sales increased 8.5% during the second quarter of fiscal year 2024, compared to net sales of $14.9 million for the first quarter of fiscal 2024. OCC experienced sequential increases in both its enterprise and specialty markets during the second quarter, compared to the first quarter of fiscal year 2024.

Optical Cable Corp. – Second Quarter 2024 Earnings Release

Gross profit was $4.0 million in the second quarter of fiscal year 2024, a decrease of 40.5% compared to gross profit of $6.8 million for the same period in fiscal year 2023. Sequentially, gross profit increased 8.8% during the second quarter of fiscal 2024, compared to $3.7 million for the first quarter of fiscal 2024.

Gross profit margin, or gross profit as a percentage of net sales, was 25.1% in the second quarter of fiscal year 2024, compared to 34.6% in the second quarter of fiscal year 2023 and 25.0% for the first quarter of fiscal year 2024.

Gross profit margin for the second quarter of fiscal year 2024, when compared to the same period last year, was impacted by lower sales and production volumes. Fixed charges were spread over lower sales, and plant efficiency was impacted as a result of reduced production flow through the Company’s manufacturing facilities—both effects of operating leverage. The variability of the Company’s gross profit margin is also subject to changes in product mix each quarter.

While production volume decreased during the second quarter and first half of fiscal year 2024, compared to the same periods last year, the Company has not implemented reductions in production personnel. The Company’s planned restraint in this regard is consistent with its view of expected opportunities as it continues fiscal year 2024, as well as considering the time it takes to train new production personnel in certain areas of OCC’s production operations.

SG&A expenses were $5.3 million in the second quarter of fiscal year 2024, compared to $5.7 million for the second quarter of fiscal year 2023. SG&A expenses as a percentage of net sales were 33.0% in the second quarter of fiscal 2024, compared to 28.9% in the prior year period, and 34.3% during the first quarter of fiscal 2024. The decrease in SG&A expenses during the second quarter of fiscal year 2024, compared to the same period last year, was primarily the result of decreases in employee and contracted sales personnel-related costs and shipping costs.

For the second quarter of fiscal year 2024, OCC recorded a net loss of $1.6 million, or $0.21 per basic and diluted share, compared to net income of $2.4 million, or $0.31 per basic and diluted share, for the second quarter of fiscal year 2023.

Fiscal Year-to-Date 2024 Financial Results

Consolidated net sales for the first half of fiscal year 2024 were $31.0 million, compared to net sales of $37.9 million, a decrease of 18.3%, for the first half of fiscal year 2023 with sales decreases experienced in both the Company’s enterprise and specialty markets, including the wireless carrier market.

The Company’s net sales during the first half of fiscal year 2023 benefited from a higher-than-typical sales order backlog/forward load of more than $12.0 million at the end of fiscal year 2022, whereas sales order backlog/forward load at the end of fiscal year 2023 had returned to more normal levels at approximately $5.4 million. At the end of the first half of fiscal year 2024, sales order backlog/forward load was $5.6 million.

Optical Cable Corp. – Second Quarter 2024 Earnings Release

OCC reported gross profit of $7.8 million in the first half of fiscal year 2024, a decrease of 41.7% compared to gross profit of $13.3 million in the first half of fiscal year 2023. Gross profit margin was 25.0% in the first half of fiscal year 2024 compared to 35.1% for the same period in fiscal year 2023.

SG&A expenses decreased 6.3% to $10.4 million during the first half of fiscal year 2024 from $11.1 million for the first half of fiscal year 2023. The decrease in SG&A expenses during the first half of fiscal year 2024 compared to the first half of fiscal year 2022 was primarily the result of decreases in employee and contracted sales personnel-related costs and shipping costs.

OCC recorded a net loss of $3.0 million, or $0.39 per basic and diluted share, for the first half of fiscal year 2024, compared to net income of $3.2 million, or $0.41 per basic and diluted share, for the first half of fiscal year 2023.

Management's Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said, “I’m proud of the OCC team, which has continued to execute and solidify OCC’s position as a leader in our industry despite the macroeconomic pressures that OCC and other industry participants continue to face. The OCC team has a competitive advantage and, as market conditions improve, we believe our decision to maintain headcount will serve our company well and position us for outperformance moving forward. Looking to the second half of the fiscal year, we continue to take steps to control what we can, operate efficiently, and optimally position the Company to meet rebounding demand. As always, we remain committed to capturing profitable growth opportunities, meeting and exceeding the needs of our valued customers and end-users, and advancing our strategy to enhance shareholder value.”

Conference Call Information

As previously announced, OCC will host a conference call today, June 10, 2024, at 11:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (800) 225-9448 in the U.S. or (203) 518-9814 internationally, Conference ID: OCCQ224. For interested individuals unable to join the call, a replay will be available through Monday, June 17, 2024 by dialing (800) 934-8425 or (402) 220-6995. The call will also be broadcast live over the internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a broad range of fiber optic and copper data communication cabling and connectivity solutions primarily for the enterprise market and various harsh environment and specialty markets (collectively, the non-carrier markets) and also the wireless carrier market, offering integrated suites of high-quality products which operate as a system solution or seamlessly integrate with other components.

OCC® is internationally recognized for pioneering innovative fiber optic and copper communications technologies, including fiber optic cable designs for the most demanding environments and applications, copper connectivity designs to meet the highest data communication industry standards, as well as a broad product offering built on the evolution of these fundamental technologies.

Optical Cable Corp. – Second Quarter 2024 Earnings Release

OCC uses its expertise to deliver cabling and connectivity products and integrated solutions that are best suited to the performance requirements of each end-user’s application. And OCC’s solutions offerings cover a broad range of applications—from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical and broadcast applications, as well as for the wireless carrier market.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s facilities are ISO 9001:2015 registered and its Roanoke and Dallas facilities are MIL-STD-790G certified.

Optical Cable Corporation™, OCC®, Procyon®, Superior Modular Products™, SMP Data Communications™, Applied Optical Systems™, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – Second Quarter 2024 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
	2024	2023	2024	2023

Net sales	$16,112	$19,620	$30,967	$37,903
Cost of goods sold	12,073	12,837	23,215	24,599

Gross profit	4,039	6,783	7,752	13,304

SG&A expenses	5,319	5,662	10,413	11,118
Royalty expense, net	7	7	13	13
Amortization of intangible assets	14	14	27	27

Income (loss) from operations	(1,301)	1,100	(2,701)	2,146

Interest expense, net	(281)	(286)	(579)	(557)
Gain on insurance proceeds, net	⸺	1,696	219	1,696
Other, net	(12)	(12)	49	55
Other income (expense), net	(293)	1,398	(311)	1,194

Income (loss) before income taxes	(1,594)	2,498	(3,012)	3,340

Income tax expense	7	75	15	107

Net income (loss)	$(1,601)	$2,423	$(3,027)	$3,233

Net income (loss) per share:
Basic and diluted	$(0.21)	$0.31	$(0.39)	$0.41

Weighted average shares outstanding:
Basic and diluted	7,711	7,868	7,732	7,881

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Optical Cable Corp. – Second Quarter 2024 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	April 30, 2024	October 31, 2023
Cash	$1,090	$1,469
Trade accounts receivable, net	8,298	8,728
Inventories	21,486	23,766
Other current assets	579	1,075
Total current assets	31,453	35,038
Non-current assets	8,432	8,841
Total assets	$39,885	$43,879

Current liabilities	$7,134	$7,768
Non-current liabilities	10,913	11,389
Total liabilities	18,047	19,157
Total shareholders’ equity	21,838	24,722
Total liabilities and shareholders’ equity	$39,885	$43,879

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